UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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HAEMONETICS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HAEMONETICS®

HAEMONETICS CORPORATION

Notice of Annual Meeting of Stockholders

August 1, 2007

To the Stockholders:

The Annual Meeting of our Stockholders will be held on Wednesday, August 1, 2007 at 9:00 a.m. at our Corporate Offices located at 400 Wood Road, Braintree, Massachusetts for the following purposes:

1.                 To elect three Directors as more fully described in the accompanying Proxy Statement.

2.                 To consider and act upon a proposal to approve the Haemonetics Corporation 2007 Employee Stock Purchase Plan as described in the accompanying Proxy Statement.

3.                 To ratify the selection of Ernst & Young LLP as independent registered public accountants for fiscal year 2008.

4.                 To consider and act upon any other business which may properly come before the meeting.

The Board of Directors has fixed the close of business on June 11, 2007 as the record date for the meeting. All stockholders of record on that date are entitled to notice of and to vote at the meeting.

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON.

By Order of the Board of Directors

Alicia R. Lopez
Secretary

Braintree, Massachusetts
June 20, 2007

HAEMONETICS CORPORATION
PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Haemonetics Corporation (the “Company”) for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on Wednesday, August 1, 2007 at the time and place set forth in the Notice of Meeting, and at any adjournment thereof. The approximate date on which this Proxy Statement and form of proxy are first being sent to stockholders is June 20, 2007.

Voting

If the enclosed proxy is properly executed and returned, it will be voted in the manner directed by the stockholder. If no instructions are specified with respect to any particular matter to be acted upon, the proxy will be voted in favor of the election of directors as set forth in this Proxy Statement and for Items 2 and 3 listed in the Notice of the Meeting. Any person giving the enclosed form of proxy has the power to revoke it by voting in person at the meeting or by giving written notice of revocation to the Secretary of the Company at any time before the proxy is exercised.

Quorum

A majority of the votes entitled to be cast on the matter must be present in person or be represented by proxy at the Meeting in order to constitute a quorum for the election of any director or for the consideration of any question.

The election of the nominees for director will be decided by plurality vote. To approve Items 2 and 3 listed in the Notice of Meeting, it is necessary that the votes cast favoring the action exceed the votes cast opposing the action.

Abstentions and “non-votes” are counted as present in determining whether the quorum requirement is satisfied. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors and in determining the outcome of the vote on Items 2 and 3.

However, under a policy adopted by the Board of Directors, in an uncontested election, any nominee for director who does not receive the favorable vote of at least a majority of the votes cast with respect to such director is required to tender his or her resignation to the Board of Directors. For purposes of the policy, a majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast include votes to withhold authority and exclude abstentions with respect to that director’s election.

The Nominating and Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the committee’s recommendation and publicly disclose its decision, and the rationale behind it, within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the committee’s recommendation or in the Board’s decision.

If a majority of the members of the committee fail to receive a “majority vote” in the same election, then the independent directors on the full Board of Directors shall appoint a committee from among themselves to consider the resignations and recommend to the Board whether to accept them.

If a director’s resignation is not accepted by the Board of Directors, the director shall continue to serve for the balance of the term for which he or she was elected and until his or her successor is duly elected, or his or her earlier resignation or removal.

If a director’s resignation is accepted by the Board of Directors, then the Board of Directors may fill any resulting vacancy pursuant to the by-laws of the Company or may decrease the size of the Board of Directors pursuant to the by-laws of the Company.

Solicitation of Proxies

The Company will bear the cost of this solicitation. It is expected that the solicitation will be made primarily by mail, but regular employees or representatives of the Company (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone, e-mail or in person and arrange for brokerage houses and their custodians, nominees and fiduciaries to send proxies and proxy materials to their principals at the expense of the Company. The Company may retain a proxy solicitation firm to aid in soliciting proxies from its stockholders. The Company’s principal executive offices are located at 400 Wood Road, Braintree, Massachusetts, USA 02184-9114, telephone number (781) 848-7100.

Record Date and Voting Securities

Only stockholders of record at the close of business on June 11, 2007 are entitled to notice of and to vote at the meeting. On that date, the Company had outstanding and entitled to vote 26,511,739 shares of common stock with a par value of $.01 per share. Each outstanding share entitles the record holder to one vote.

BOARD OF DIRECTORS

Meetings of the Board of Directors

During the last fiscal year, there were seven meetings of the full Board of Directors of the Company. All but one of the directors attended at least 75% of the aggregate of (i) the total number of meetings of the full Board of Directors held while he or she was a director, and (ii) the total number of meetings held by Committees of the Board of Directors on which they served. Due to pressing business matters, Mr. Meelia was able to attend seven of twelve full Board and Committee meetings. All directors are strongly encouraged to attend the annual meeting of stockholders in 2007.

Executive Sessions

Executive sessions of the non-management directors (all of whom are independent) are generally held at the end of each board meeting. The Chairman of the Board of Directors, or, since the retirement of Ronald Matricaria as Chairman of the Board, the Lead Director, Ronald G. Gelbman, presides over all such executive sessions.

Communications with the Board of Directors

Interested parties and stockholders may communicate with the Board of Directors, or the non-management directors as a group, or any individual director by sending communications to the attention of the Secretary of the Board, Alicia R. Lopez, who will forward such communications to the Chairman or Lead Director. Communications may also be sent via the Company’s website: http://www.haemonetics.com/site/content/investor/complaint-handling.asp

Corporate Governance Principles and Board Matters

The Company’s Code of Business Conduct, Governance Guidelines and the Charters of the Audit, the Compensation, and the Nominating and Governance committees may be viewed on the Company’s website at http://www.haemonetics.com/site/content/investor/corp_gov.asp and printed copies can be obtained by contacting the Secretary at the Company’s headquarters.

Board Independence

The Board has determined that each of the directors who has served since the beginning of fiscal 2007, excluding Mr. Nutter, has no material relationship with the Company and is independent within the meaning of the Securities and Exchange Commission and the New York Stock Exchange director independence standards in effect.

Committees of the Board

Compensation—The Board of Directors has a Compensation Committee composed of independent directors who are not employees of the Company. Currently, the members of the Compensation Committee are Pedro Granadillo, Chairman, Susan Bartlett Foote, and Richard J. Meelia. The Compensation Committee determines the compensation to be paid to the key executives of the Company,  and administers the Company’s 2005 Long-term Incentive Plan. During the last fiscal year, there were five meetings of the Compensation Committee.

Audit—The Board of Directors has an Audit Committee composed of independent directors who are not employees of the Company. Currently, the members of the Audit Committee are Ronald Merriman, Chairman, Lawrence Best, and Ronald Gelbman. The Board has determined that service by Ronald Merriman on the audit committees of three other public companies while he is serving on our Audit Committee does not impair Mr. Merriman’s ability to effectively serve on our Audit Committee. The Audit Committee provides general oversight of the Company’s financial reporting and disclosure practices, system of internal controls, and processes for monitoring compliance by the Company with Company policies. The Audit Committee is directly responsible for the appointment and termination (subject to stockholder ratification), and compensation of the independent registered public accounting firm. The Committee reviews with the Company’s independent registered public accounting firm the scope of the audit for the year and the results of the audit when completed. The Audit Committee also reviews with internal audit various matters relating to internal accounting controls. During the last fiscal year, there were seven meetings of the Audit Committee.

Governance—The Board of Directors has a Nominating and Governance Committee composed of independent directors who are not employees of the Company. Currently, the members of the Nominating and Governance Committee are Ronald Gelbman, Chairman, Pedro Granadillo, and Mark Kroll. The Nominating and Governance Committee recommends nominees for election as directors to the full Board of Directors. The Nominating and Governance Committee considers recommendations for nominees for directorships submitted by stockholders, directors and members of management. Other responsibilities of the Nominating and Governance Committee include recommending to the Board a set of corporate governance principles applicable to the Company and periodically reviewing such guidelines and recommending appropriate changes as applicable. They also recommend changes to board compensation based on outside market data and independent consultant recommendations. During the last fiscal year, there were four regular meetings of the Nominating and Governance Committee.

Director Nomination Process

The Nominating and Governance Committee will review and evaluate all director nominations in the same manner. Stockholders who wish to submit candidates for consideration as nominees may submit an appropriate letter and resume to the Secretary of the Company at the Company’s executive offices in Braintree, Massachusetts.

When identifying director nominees, the Nominating and Governance Committee will consider the following minimum criteria:

•       The nominee’s reputation, integrity, independence of thought and judgment, financial sophistication, leadership and (for New York Stock Exchange and Securities and Exchange Commission purposes) independence;

•       The nominee’s skills and business, personal and professional accomplishments, government or other professional experience and acumen, bearing in mind the composition of the Board and the current state of the Company and the markets in which the Company is active at the time;

•       The number of other public companies for which the nominee serves as a director;

•       The extent to which the nominee is prepared to participate fully in Board activities, including at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and not have other commitments that would, in the judgment of the Committee, interfere with or limit his or her ability to do so;

•       The extent to which the nominee helps the Board reflect the diversity and interests of the Company’s stockholders, employees, customers and communities;

•       The willingness of the nominee to meet the Company’s stock ownership requirements for directors;

•       The nominee’s knowledge of one or more segments of the Company’s business; and

•       The nominee’s commitment to increasing stockholder value in the Company.

In the case of current directors being considered for re-nomination, the Nominating and Governance Committee will also take into consideration the director’s history of attendance at Board and committee meetings, tenure as a member of the Board, and preparation for and participation in such meetings.

The Company’s nomination process for new Board members is as follows:

•       The Nominating and Governance Committee, the Chairman of the Board, the Chief Executive Officer, or other Board member identifies a need to add a new Board member who meets specific criteria or to fill a vacancy on the Board.

•       The Nominating and Governance Committee initiates a search seeking input from Board members and senior management and hiring a search firm, if necessary.

•       The Nominating and Governance Committee considers recommendations for nominees for directorships submitted by stockholders.

•       The initial list of candidates that will satisfy specific criteria and otherwise qualify for membership on the Board, are identified and presented to the Nominating and Governance Committee, or its delegate, which evaluates the candidates.

•       The Chairman of the Board and at least one member of the Nominating and Governance Committee interviews top candidates.

•       The full Board is kept informed of progress.

•       The Nominating and Governance Committee may offer other Board members the opportunity to interview the candidates and then meets to consider and approve the final candidates.

•       The Nominating and Governance Committee seeks full Board endorsement of the final candidates.

•       The final candidates are nominated by the Board or elected to fill a vacancy.

ITEM 1—ELECTION OF DIRECTORS

Pursuant to the Articles of Organization of the Company, the Board of Directors is divided into three classes, with each class being as nearly equal in number as possible. One class is elected each year for a term of three years and until their successors shall be duly elected and qualified or until their death, resignation or removal. The terms of Susan Bartlett Foote, Pedro P. Granadillo and Mark W. Kroll are expiring at this annual meeting.

The persons named in the accompanying proxy will vote, unless authority is withheld, for the election of the nominees named below. If any such nominees should become unavailable for election, which is not anticipated, the persons named in the accompanying proxy will vote for such substitutes as the Board of Directors may recommend. Should the Board of Directors not recommend a substitute for any nominee, the proxy will be voted for the election of the remaining nominees. The nominees are not related to each other or to any executive officer of the Company or its subsidiaries.

Nominees for terms ending in 2010

Name, Age, and Board Data		Position, Principal Occupation, Business Experience and Directorships
Susan Bartlett Foote Age 60 First elected Director in 2004	•	Since 1999 Associate Professor and Division Head (held from 1999 to 2005), Division of Health Policy and Management for the School of Public Health at the University of Minnesota
	•	1996 to 1999, President, Public Policy Partners, a health policy consulting firm
	•	1995 a Partner in the law firm of Dorsey & Whitney
	•	1991 to 1994 a Senior Health Policy Analyst for the United States Senate
	•	1982 to 1993, Associate Professor of Business & Public Policy at the University of California at Berkeley
•

Currently, member of the California State Bar Association; board member of Banner Health ; Director of the Medical Technology Leadership Forum; and member of the Saint Paul Heritage Preservation Commission

Pedro P. Granadillo Age 60 First elected Director in 2004	•	1998 to 2004 Senior Vice President of Eli Lilly & Company with responsibilities for manufacturing, quality and human resources
	•	1993 to 1998 Vice President, Human Resources at Eli Lilly & company
	•	1970 to 1998 various senior positions at Eli Lilly & Company in manufacturing including thirteen years in Europe
	•	Currently, member of the Board of Directors of First Indiana Corporation, First Indiana Bank, N.A., and Noven Pharmaceuticals
Mark W. Kroll, Ph.D. Age 54 First elected Director in 2006	•

1995 to 2005 with St. Jude Medical, Inc.; senior level positions including 2001 to 2005 as Senior Vice President and Chief Technology Officer of the Cardiac Rhythm Management Division and 1999 to 2001 as Senior Vice President for Technology and Design

•

Adjunct Full Professor of Biomedical Engineering at the California Polytechnic State University, Adjunct Full Professor of Biomedical Engineering at the University of Minnesota, and Faculty member for the University of California Anderson School of Business program for Creativity and Innovation

•	Currently serves on the Board of Directors for Taser International, Inc.

Sitting Board Members

Name, Age, and Board Data		Position, Principal Occupation, Business Experience and Directorships
Lawrence C. Best Age 57	•	1992 to present Executive Vice President and CFO for Boston Scientific, a worldwide device manufacturer. Mr. Best announced his retirement from Boston Scientific effective July 2007
First elected Director in 2003 Serving a term ending in 2008	•	Previously partner at Ernst & Young, accounting firm specializing in serving multinational companies in the high technology and life sciences fields
	•	1979 to 1981 two year fellowship at the Securities and Exchange Commission and one-year term as White House-appointed Presidential Exchange Executive
	•	Currently serves as a member of the Board of Directors of Biogen Idec, Inc. and on the President’s Council of Massachusetts General Hospital in Boston
Richard J. Meelia Age 58	•	2006 to present, CEO and from 1995 to 2005, President of Tyco Healthcare, a multi billion dollar healthcare business
First elected Director in 2005 Serving a term ending in 2008	•	1991 to 1995 Group President of Kendall Healthcare Products Company, a $450 million healthcare business
	•	1987 to 1990 President of Infusaid, Inc., a division of Pfizer
	•	1973 to 1987 Vice President of Sales and Marketing at American Hospital Supply Corporation/Kendall McGaw
	•	Currently Chairman of the Board EmployAbility, Inc., and member of the Boards of Directors at Chernobyl Children Project, Inc. and Saint Anselm College
Ronald L. Merriman Age 62	•	2003 to present, managing partner of Merriman Partners, a business consulting firm
First elected Director in 2005 Serving a term ending in 2008	•	2000 to 2003 Managing Director and Member of the Office of the Chair at O’Melveny & Myers LLP
	•	1999 to 2000 Executive Vice President of Carlson Wagonlit Travel
•

1967 to 1997 increasingly responsible positions at KPMG including Vice Chair of the Executive Management Committee, managing partner of the firm’s Global Health Care Business, Board Member, and Senior Partner

•

Currently a member of the Board of Directors and chair of the Audit Committee of Aircastle Limited, a publicly traded aircraft leasing company; member of the Board of Directors and chair of the Audit Committee of Pentair, Inc., a publicly traded global diversified industrial company and a member of the Board, Governance and Nominating Committee and Audit Committee of Realty Income Corporation, a publicly traded real estate investment trust

Ronald G. Gelbman Age 59 First elected Director in 2000 Serving a term ending in 2009	•	1998 to 2000, Johnson & Johnson Worldwide Chairman of the Health Systems and Diagnostics Group and member of the Executive Committee
	•	1994 to 1998 Johnson & Johnson Worldwide chairman, Pharmaceuticals and Diagnostics and member of the Executive Committee
	•	1972 to 1994 various senior level positions throughout the Johnson and Johnson organization
•

Currently a member of the Board of Directors of Clockwork Home Services, a private company; and the SunTrust Southwest Florida Board of Advisors; Trustee at Rollins College, Chair of Sarasota YMCA; and Chair of Out-of-Door Academy College Preparatory School

Brad Nutter	•	Since April 2003, President and CEO of the Company
Age 55 First elected Director in 2003 Serving a term ending in 2009	•	2000, President and CEO, Gambro Healthcare, an international dialysis services company, a division of Gambro AB
	•	1997 to 2000, Executive Vice President and Chief Operating Officer of Syncor International, Inc., a radiopharmaceuticals and medical imaging company
	•	Previously, senior positions at American Hospital Supply and Baxter International, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND MANAGEMENT

The following table sets forth, as of May 18, 2007, certain information with respect to beneficial ownership of the Company’s common stock by: (i) each person known by the Company to own beneficially more than five percent of the Company’s common stock; (ii) each of the Company’s directors and nominees and each of the executive officers named in the Summary Compensation Table elsewhere in this Proxy Statement; and (iii) all directors and executive officers as a group.

Ownership Table

Name of Beneficial Owner	Title of Class	Amount & Nature Beneficial Ownership	Percent of Class
Brad Nutter(1)	Common Stock	480,000	1.77%
Christopher Lindop(2)	Common Stock	0	0.0%
Peter Allen(3)	Common Stock	98,795	0.37%
Brian Concannon(4)	Common Stock	102,865	0.39%
Robert Ebbeling(5)	Common Stock	115,115	0.43%
Ronald G. Gelbman(6)	Common Stock	55,442	0.21%
Lawrence C. Best(7)	Common Stock	138,000	0.52%
Susan Bartlett Foote(8)	Common Stock	33,000	0.12%
Pedro P. Granadillo(9)	Common Stock	36,000	0.14%
Mark W. Kroll(10)	Common Stock	26,000	0.10%
Richard J. Meelia(11)	Common Stock	26,000	0.10%
Ronald L. Merriman(12)	Common Stock	26,000	0.10%
Neuberger Berman, LLC.(13)	Common Stock	2,308,658	8.70%
Capital Research & Management Co.(14)	Common Stock	1,971,400	7.43%
Retired
Ronald A. Matricaria(15)	Common Stock	49,000	0.18%
Ronald J. Ryan(16)	Common Stock	6,351	0.02%
All executive officers and directors as a group (14 persons)(17)	Common Stock	1,192,568	4.32%

(1)          Includes 475,000 shares that Mr. Nutter has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2007.

(2)          Includes 0 shares which Mr. Lindop has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2007.

(3)          Includes 95,161 shares which Mr. Allen has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2007.

(4)          Includes 95,161 shares which Mr. Concannon has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2007.

(5)          Includes 101,492 shares which Mr. Ebbeling has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2007.

(6)          Includes 51,000 shares which Mr. Gelbman has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2007.

(7)          Includes 38,000 shares which Mr. Best has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2007.

(8)          Includes 32,000 shares which Ms. Foote has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2007.

(9)          Includes 32,000 shares which Mr. Granadillo has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2007.

(10) Includes 26,000 shares which Mr. Kroll has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2007.

(11) Includes 26,000 shares which Mr. Meelia has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2007.

(12) Includes 26,000 shares which Mr. Merriman has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2007.

(13) This information has been derived from a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2007 reporting aggregate ownership of and sole voting power over 1,950 shares. It has shared    voting power over 1,762,300 shares and shared dispositive power over 2,052,950 shares. The reporting entity’s address is 605 third Avenue, New York, NY 10158.

(14) This information has been derived from a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2007 reporting aggregate ownership of and sole dispositive power over 1,971,400 shares and sole voting power over 1,971,400 shares. The reporting entity’s address is 333 South Hope Street, Los Angeles, CA 90071.

(15) Includes 24,000 shares that Mr. Matricaria has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2007. Total does not include 100,000 shares exercisable pursuant to options held by the Matricaria Family Foundation as to which Mr. Matricaria disclaims beneficial ownership.

(16) Includes 4,250 shares which Mr. Ryan has the right to acquire upon exercise of options currently exercisable or exercisable within 60 days of May 18, 2007.

(17) Includes 1,026,064 which executive officers and directors have the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2007.

Compliance with Section 16(a) of the Securities Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 (the “Act”) requires the Company’s directors, officers and persons who own more than 10% of the Company’s common stock to file with the Securities and Exchange Commission and the New York Stock Exchange reports concerning their ownership of the Company’s common stock and changes in such ownership. Copies of such reports are required to be furnished to the Company. To the Company’s knowledge, based solely on a review of copies of such reports furnished to the Company during or with respect to the Company’s most recent fiscal year, all Section 16(a) filing requirements applicable to persons who were, during the most recent fiscal year, officers or directors of the Company or greater than 10% beneficial owners of its common stock were complied with except that through inadvertence, a report of the sale on November 1, 2006 of 400 shares, pursuant to a 10b5-1 trading plan, of the Company’s common stock by the son of Alicia R Lopez was not timely filed.

Transactions with Related Persons

The Board has adopted a policy and procedures for the review, approval or ratification of any transaction in which the Company or one of its subsidiaries is a participant and in which any “related person” (director, executive officer or their immediate family members, or shareholders owing 5% or more of the Company’s outstanding stock) has a direct or indirect material interest. The policy requires that related party transactions involving a related person be approved in advance. The Board of Directors reviews the transaction in light of the best interests of the Company and determines whether or not to approve the transaction. The policy requires that officers, directors and employees of the Company report proposed related party transactions to the Company’s General Counsel, who will bring the proposed transaction to the attention of the Board of Directors. The Company is not aware of any transaction required to be reported under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission since the beginning of fiscal 2007 where the foregoing policies and procedures did not require review, approval or ratification of such transaction or where such policies and procedures were not followed.

COMPENSATION DISCUSSION and ANALYSIS

Overview

At Haemonetics Corporation our executive team is accountable for and takes ownership of the short and long-term performance of the Company within a culture that requires ethical behavior and transparency. The executive compensation programs are designed to foster this result. The following Compensation Discussion and Analysis describes the methodology and processes that define these programs.

Compensation Philosophy and Objectives

The Company utilizes a documented compensation philosophy statement as a guideline for developing, reviewing and administering executive compensation programs. The statement is reviewed annually for continued appropriateness and updated accordingly.

Our compensation philosophy drives three major compensation objectives utilized in designing compensation programs:

•       Pay-for-Performance—We strive to achieve an appropriate mix between fixed and variable performance- based compensation to incent management to achieve predetermined financial, operational and strategic objectives over both the short and long term and to align the interests of management with the interests of shareholders. Programs are designed to pay above the median of the market for strong performance and below the median for less than target performance.

•       Attract and Retain Key Executives—Our goals of increasing shareholder value and achieving the desired growth plan are dependent on our ability to retain existing executives and hire new executives with diverse experience to complement the existing management team. To achieve this goal we strive to provide competitive compensation programs while utilizing continued service as a determinant of total pay opportunity when appropriate.

•       Display a clear correlation between the cost of compensation and the value to the employee and to the Company—The cost of compensation is evaluated annually against an “afford to spend” model and balanced against the value each element of compensation provides.

To achieve the compensation objectives the executive compensation program utilizes a combination of salary, cash bonuses and long-term incentives, which have historically been provided in the form of stock options. The choice of equity vehicle will change for future grants and is discussed in detail in the long term incentive section of the report. In addition, the Company provides employee benefits that are consistent with local practices and competitive markets. We do not provide any executive perquisites.

Overview of Compensation Practices

Role of the Compensation Committee

The Compensation Committee is appointed by the Board to discharge the Board’s responsibilities relating to compensation of the Company’s senior management. The Committee has overall responsibility for evaluating and approving the compensation plans, policies and programs of the Company related to the CEO and direct reports to this position.

The Committee specifically:

•       determines a total compensation philosophy and policy for the CEO, officers and other senior management that supports the Company’s objectives, attracts and retains high quality executives, links total compensation with business objectives and organizational performance, and provides competitive total compensation opportunities at a competitive cost while enhancing shareholder value.

•       ensures that the Board annually reviews and approves corporate goals and objectives relevant to CEO compensation.

•       determines the CEO’s compensation levels based on the evaluation of the CEO’s performance by the Board.

•       reviews and approves on an annual basis the relevant peer groups to be used for compensation comparison purposes and regularly reviews the competitive standing of all components of executive compensation.

•       reviews and approves compensation of all officers and other senior management.

•       reviews and approves CEO and senior management employment agreements, severance arrangements, and change in control agreements/provisions, in each case as, when and if appropriate, along with any executive benefits beyond those provided to other employees.

•       approves the grant of all stock options or other awards to officers, employees and directors under the Company’s incentive compensation plans and agreements. The Committee determines eligibility, the number and type of awards available for grant, and the terms and conditions of such grants.

•       reviews and approves statements to shareholders on compensation matters which are required by the Securities and Exchange Commission, including the review of the Compensation Discussion and Analysis to be included in the Company’s proxy statement.

•       has the sole authority to retain and terminate any consultant to be used to assist in the evaluation of executive and director compensation and has the sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

Role of the Compensation Consultant

To apprise the Committee on the most recent changes to executive compensation and advise them on best practices, the Committee engages an executive compensation consultant. The consultant attends at least one Committee meeting per year to provide input on executive compensation, including the granting of long-term incentives, discussing trends and preparing for future regulatory changes. In fiscal year 2007, the Committee utilized James F. Reda and Associates in this capacity. During fiscal year 2007 the consultant performed work in two distinct areas: competitiveness of executive and director pay and providing feedback and analysis related to change-in-control provisions included in our executive employment agreements. Management does not engage the consultant for any projects initiated by management. The consultant is engaged exclusively in projects explicitly authorized by the Committee. The Committee has retained Pearl Meyer and Partners as its compensation consultant for FY08.

Role of Management

Management provides the Committee with information in order to enable it to fulfill its responsibilities, including full transparency relative to Company financial targets and results, individual executive performance assessments, details related to achievements versus objectives and demonstrated leadership competencies. Management formulates recommendations relative to senior management compensation, other than the CEO, for Committee review and approval. The determination of compensation for the CEO is not recommended by management. Management implements and communicates decisions related to executive compensation and keeps the Committee abreast of issues and concerns relative to the Company’s ability to attract, motivate and retain the executive talent required to grow the business. It also shares analyses on compensation costs and metrics of performance on dimensions which the Committee may request in order to carry out its role.

Compensation Determinations

In establishing and maintaining executive compensation programs and making executive compensation decisions the Company evaluates several different factors:

1)              market competitiveness through the use of a peer group

2)              individual performance and potential

3)              internal equity and

4)              analysis of compensation cost.

Use of Peer Groups

In establishing a peer group for market comparisons an appropriate list of companies is provided by the compensation consultant and reviewed annually by the Committee and management. In fiscal year 2007 our peer group contained twenty-three companies from the medical device and biotechnology industries. The pay data is adjusted for differences in company revenue size and growth. We also utilize compensation surveys provided by the compensation consultant engaged by the Compensation Committee. The market for our executive positions is defined as a composite of proxy and survey data. Positions residing outside the United States are compared with positions in the country in which the executive is operating for regional appropriateness. Benchmark data is an important element in determining executive pay but not the only consideration. Performance of the individual as it relates to overall corporate results, future potential specific to an individual, and our internal cost structure are other factors analyzed to determine appropriate pay levels.

The peer group approved by the Compensation Committee for fiscal year 2007 is detailed below:

Hologic Inc.	Advanced Medical Optics Inc.	Serologicals Inc.
Polymedica Corporation	Mentor Corporation	Resmed Inc.
Idexx Laboratories	Millipore Corporation	Charles River Laboratories Inc.
DataScope Inc.	Dionex Corporation	Edwards Lifesciences Corp.
Arrow International	Inverness Medical Innovations Inc.	Bruker Biosciences Corp.
OSI Systems Inc.	Diagnostic Products	Conmed Corp.
Analogic Corp.	Respironics	Invacare Corp.
Zoll Medical	Mercury Computer Systems

Evaluating Executive Performance

Compensation levels for the executive officers named in the Summary Compensation Table are recommended by the CEO and approved annually by the Compensation Committee at a meeting ordinarily scheduled in early May, with the exception of salary changes related to promotions, which may be addressed by the Committee closer to the time of the promotion. Executive performance is reviewed by the full Board of Directors at the annual succession plan meeting in January. The performance evaluation is based on factors such as:

•       Achievement of individual and Company objectives

•       Contribution to the Company’s short and long-term performance

•       Assessment of performance against ten corporate leadership competencies

The CEO provides a performance rating to the Committee at the May meeting for each executive and a merit increase recommendation, where appropriate. Merit increases may be in the form of base salary adjustments or an enhancement in short-term incentive pay to achieve the appropriate balance between fixed and performance-based pay. Annual merit increases are not guaranteed; overall corporate performance is evaluated in conjunction with any decision to provide merit increases.

The Committee reviews and approves merit recommendations, evaluates total cash compensation levels based on market competitiveness and short and long term performance of the individuals. Any adjustment to salary or bonus target is discussed and approved by the Committee. Long term incentive compensation has historically been reviewed and approved at the same meeting in conjunction with our long term incentive plan strategy for a given year, combined with an analysis of the competitive market and individual performance and potential.

Beginning in fiscal 2008 and beyond, the annual grant of long term incentive compensation will be provided in late October in conjunction with our succession planning process. Further discussion of this change is provided in the long-term incentive section of the report.

Components of Haemonetics’ Compensation Program

Total Compensation

Total compensation levels are targeted at the median of the market for strong performance, with the desire to pay above the median range for exceptional corporate and individual performance. Performance below expectations results in actual pay levels below the median of the market.

To promote a high performance culture that results in an increase in shareholder value, compensation programs are aligned with three elements of performance:

1)              Overall Company

2)              Business unit/regional, and

3)              Individual

Performance within each element is assessed against pre-determined performance measures, both financial and non-financial, that support corporate goals and increased shareholder value.

The pay mix (amount attributed to base salary, annual bonus and long term incentives) is analyzed annually to recognize the percentage of total compensation aligned with corporate performance, both short and long term. Market norms combined with our desire to align a greater percentage of pay with performance are utilized to determine the “desired pay mix” noted in the table below.

Base Salary	40%
Annual Incentive (Target)	15%
Long Term Incentives	45%

The actual pay mix of our pay for Haemonetics executives in fiscal year 2007 was:

Base Salary	47%
Annual Incentive (Target)	13%
Long Term Incentives	40%

Historically executive pay has been weighted more heavily on base salary versus short-term cash bonus or long term incentives. In the last two fiscal years, the Company has taken steps to shift cash from base salary to bonus, which is paid only when specific financial performance targets are met. Our current goal is to shift cash compensation driven by short term individual performance in the form of base salary to long-term incentives in order to create an even stronger alignment with shareholder interests.

Base Salary

Base salaries are provided to compensate for individual technical and leadership competencies required for a specific position and to provide economic security.  The target base salary level will vary based on the field within which each executive operates, the scope of each position, and the experience and qualifications the individual brings to the role. The market level is analyzed annually in accordance with our compensation philosophy as discussed above. Actual base salary levels are a function of the target market for a specific position, individual performance of each executive, experience and qualifications of the individual, and an assessment of internal equity amongst peers.

Base salaries can increase based on results associated with the individual’s performance rating or changes in roles and responsibility that result in a position taking on a larger scope. Executives are reviewed annually against ten established leadership competencies and individual performance versus goals established at the start of each fiscal year. Performance review results are determined by the CEO and reviewed by the Compensation Committee. Merit increases are approved by the Compensation Committee.

Annual Incentive Plan

The cash bonus component of executive compensation is designed to pay executives only when threshold levels of corporate revenue and/or operating income are met. In the event that corporate performance falls short of threshold expectations, no bonus payment is provided to executives.

The bonus plan design relates to three elements of performance, specifically:

•       corporate financial results,

•       business unit or regional performance and

•       individual results versus established objectives

The goal is to provide incentives to execute on the key performance metrics included in the bonus plan for a given fiscal year. The number and type of performance targets included in the plan are determined annually at the beginning of the fiscal year based on the focus for that fiscal year. For FY07, the performance measurements were:

Corporate Component

•       50% Corporate Revenue

•       50% Operating Income

Business unit/Regional Component

•       100% Business unit/Regional Revenue

Individual Component

•       Based on pre-determined goals set at the start of the fiscal year

These measures were selected to reinforce top line growth while continuing to drive strong cost management and structural improvements. For all executives, 30% of stated potential cash bonus was dependent upon achievement of corporate revenue and operating income goals, 40% on business unit/regional revenue and 30% individual goals. However, the individual goal component of the plan is paid only if a threshold level of corporate operating income is achieved.

In fiscal year 2007 the target levels of achievement represented a high level difficulty, but one which both management and the Committee felt was attainable. The table below outlines the fiscal year 2007 payout percentage that applies to each performance level for the corporate component of the plan. The payout percentage for each measure does not exceed 150%.

Performance Level	FY07 Revenue Goal	FY07 Operating Income Goal*	Payout Percentage
Threshold	$455M	$82M	70%
Target	$479M	$86M	100%
Maximum	$513M	$92M	150%
Actual Results	$449.6M	$80.1M	0

•       This is a non-GAAP measure which excludes an in-process research and development charge, stock compensation expense and restructuring costs.

The payout schedule is determined at the start of the fiscal year for a given fiscal year and payment is provided in the month of May, based upon achievement of performance measurements. The following is an example of how the corporate portion of the bonus would be paid. The same calculation would be utilized to determine the business unit/regional component of the plan. The maximum payout percentage for the individual component of the plan is 100%.

[Target Bonus]    X    [Percentage of Bonus Aligned with the Corporate Portion of the Plan]    X   [Bonus Payout Percentage at a given performance level] = [Corporate Portion of Annual Bonus].

Individual goals are set based on a combination of the pre-determined corporate goal(s) and specific projects relevant to an individual executive’s direct area of responsibility for a given fiscal year. Below is an example of an individual goal for an executive in fiscal year 2007. Individual goals are paid out only if a threshold level of corporate operating income is achieved.

Individual goal

Complete business transformation in each market, achieving both the financial and process improvement objectives.

Bonus targets at 100% achievement of corporate and individual goals are aligned with the median of the market for each position and overachievement would result in payment above the median of the market.

For fiscal 2007, executives did not receive any bonus payments because threshold levels of performance, both revenue and operating income, were not met.

Long-Term Incentive Program

The Company’s long-term incentive program is intended to provide incentives to build shareholder value, reward long-term corporate performance, promote employee commitment and retention through stock ownership, and carefully manage compensation expense and dilution. Historically, the Company utilized stock options to meet these objectives based on prevailing market practices and the structure of the long-term incentive plan in place during those years. We have evaluated this practice and marketplace changes and will be adjusting the program for FY08 as discussed below.

In support of our pay for performance philosophy, special/ extraordinary long-term cash or equity awards that vest over time have also been used to recognize and reward the performance of specific individuals and the importance of their role to the long term strategy of the business. Specific awards granted in fiscal years 2007 and 2008 are discussed in a later section of the report.

For fiscal year 2007 stock option grants were determined using a value- based model that takes into account market competitiveness, specific roles and individual performance and potential and the resulting compensation expense. As discussed under the section on the use of peer groups above, we target the 50th percentile of the market in determining the value of long-term incentive grants. The grant value is translated into a number of stock options based on the Black Scholes value on the date of grant. Options vest 25% per year over four years. The option term is seven years. The exercise price of all grants is the fair market value, which is the average of the high and low trading price of stock on the date of grant. Details of the grant awards are provided in the accompanying tables.

During FY06 and FY07 the Company analyzed the objectives of delivering long-term incentive grants at each job level in support of the Company’s strategy and assessed the best means to simultaneously reduce dilution and stock compensation expense over time. At the executive level where individual performance is most closely aligned with the financial performance of the business, the objectives are:

•       driving long-term growth of the business in conjunction with our strategic plan,

•       ensuring that the value being delivered to executives is aligned with an increase in shareholder value, and

•       retention of high performing individuals.

Based on this analysis the fiscal year 2008 grant will be delivered in the form of stock options and restricted stock units. Stock options were chosen to meet the objective of rewarding executives only when there is any increase in shareholder value and retention of the executive. The objectives are met based on the following:

1)              Options only provide value when the spread between exercise price and fair market value increases, thus encouraging behavior that will increase shareholder value and

2)              Awards will fully vest after four years.

Restricted stock units (RSU) serve to reward and retain executives. They will vest over four years and the value of the RSU is aligned with the value of Haemonetics stock on the date the RSU vests. In delivering restricted stock units, a restricted stock unit will be deemed to be equivalent in value to four stock options. For example, 1,000 stock options would be equivalent to 250 restricted stock units.

Grants will be provided to the executive team and Vice Presidents one level below the core executive team, based on their importance to our corporate strategy. A small pool of restricted stock units will be established to recognize and reward key employees below these levels with the objective of long-term retention. The weighting of stock options to RSUs is detailed below:

Job Level	Stock Options	Restricted Stock Units
Executive	80%	20%
Vice President	50%	50%
High Performance/Potential Pool	0%	100%

Compensation of the Chief Executive Officer and other executive officers

CEO Compensation

Mr. Nutter is evaluated on Company performance and demonstrated leadership compared with the growth goals included in our Strategic Plan and Annual Operating Plan. In May of each year, CEO compensation is reviewed and approved by the full Board of Directors. The process begins with the establishment of fiscal year goals which are approved by the Board of Directors. In determining target total cash (base and bonus) and long term compensation for the CEO, the Committee also considers market data, the Company’s performance and relative total shareholder return, and the awards given to the CEO in past years. At the close of each fiscal year, the Board of Directors evaluates the CEO performance based upon the level of achievement of company financial goals and performance versus individual goals and makes compensation decisions accordingly.

In determining the merit increase and appropriate compensation level for fiscal year 2007, the Committee considered the following successes in fiscal year 2006:

•       The launch of five new products that will contribute to future sales

•       Revenue and operating margin growth representing a ten year high

•       Record share prices and market capitalization

As a result of these achievements and the financial performance of the business during fiscal year 2006, Mr. Nutter received a merit increase of $20,000 and 200,000 stock options under the Company’s 2005 Long-Term Incentive Compensation Plan in May, 2006. The exercise price of such options is $52.76. Such options vest at the rate of 25% per year over the four years following the grant date (except in the case of death, termination or retirement) and expire May 5, 2013.

During fiscal year 2007 there were many business achievements including the launch of seven new products, excellent progress in the implementation of an Enterprise Resource Planning system, and good operating leverage and strong cash flow generation. While we believe these are important achievements, the financial goals, as established at the start of the fiscal year, were not met. As a result, Mr. Nutter was not provided a merit increase or bonus payment for fiscal year 2007. In addition, Mr. Nutter has indicated to the Board that he will decline a long-term incentive grant if offered one. This is consistent with Mr. Nutter’s personal philosophy to accept a grant only in a year when additional shareholder value is created.

Other Executive Officers

For the executive officers other than the CEO, the Committee reviews the recommendations provided for each executive officer by the CEO in May of each year. As indicated in the Summary Compensation Table, named executive officers were awarded merit increases in May, 2006 based upon fiscal year 2006 performance.

In May 2006, the Committee approved the grant of options under the Company’s 2005 Long-Term Incentive Compensation Plan to the following executive officers for the purchase of the number of shares indicated: Mr. Allen, Mr. Concannon, and Mr. Ebbeling (16,644 shares each). The exercise price of such options is $52.76. The Committee approved a grant of 58,377 options for Mr. Lindop in January 2007 in conjunction with his offer of employment. The exercise price of such options is $48.09. Such options vest at the rate of 25% per year over the four years following the grant date (except in the case of death, termination or retirement) and expire January 25, 2014.

In addition, two executive officers, Mr. Ebbeling and Mr. Concannon received long-term cash awards of $200,000 each in fiscal year 2007 to recognize both past performance and provide retention based on their importance to future business strategy. Awards are payable on May 5, 2009 provided each executive is a Haemonetics employee at such time.

With respect to fiscal year 2007, in light of the fact that financial goals for company performance, as established at the start of the fiscal year were not met, other executive officers were not awarded merit increases or annual bonuses for fiscal year 2007 performance. In recognition of strong individual performance, two executives named in the Summary Compensation Table received long-term awards in fiscal year 2008 as follows:

•       Mr. Allen received a long-term cash award of $200,000 payable on May 1, 2010, provided Mr. Allen remains an employee of the Company.

•       Mr. Concannon received a restricted stock grant of 10,000 shares under the Company’s 2005 Long-Term Incentive Compensation Plan. Such restricted stock shall vest at the rate of 25% per year over the four years following the grant date provided Mr. Concannon remains an employee of the Company.

Executive Share Ownership Program

To strengthen the alignment between the long-term interests of the employees and the stockholders, the Company maintains an executive share ownership program. This program covers the CEO, all executive officers and those employees who file reports of stock transactions pursuant to Section 16 of the Securities Exchange Act of 1934, as well as outside Directors. Currently, the program has 33 participants. Participants must have an ownership level equal to a multiple of base salary or cash compensation (in the case of Board members) as detailed in the table below. Shares that satisfy the ownership requirement are as follows:

•       Shares purchased on the open market

•       Shares acquired through the Company’s Employee Stock Purchase Plan

•       Shares owned through the exercise and hold of stock options

•       Vested “in the money” stock options

Share ownership levels must be achieved within 5 years of date of hire, promotion, or the effective date on which a Director joins the Board.

Ownership Requirements by Role

Role	Ownership Requirement
CEO	2.5X
Executive and other Senior Management	2.0X
Certain other employees	1.0X
Director (non-employee)	5.0X

Equity Grant Practices

All equity grants are determined and delivered in accord with a formal policy. The policy describes the award determination, the process utilized to gain approval for awards and award timing. Annual grant dates and all other grants are aligned with the date on which the Committee approves the grants and grant timing is in accordance with the policy as described below.

Determination of Option Grant Prices

The base price of options is always the fair market value on the date of grant, in accordance with our long-term incentive policy. Under the 2005 Long-Term Incentive Compensation Plan fair market value is the average of the high and low trading prices on the date of grant. The differences between the closing price and this computation are disclosed in the Grants of Plan-Based Awards table.

Timing of Regular Equity Grants

Grants are typically provided upon hire based on the need to attract key talent at the executive level, and as part of the annual grant cycle. The Company does not generally utilize equity on an ad-hoc basis to reward individual performance. New hire grants are approved at a regularly scheduled Compensation Committee meeting following the hire date of an individual. The Committee reviews the grant details including the grant amount, the role of the executive, and the background of the executive in making the approval decision. The Committee does not delegate the final approval decision. If the grant is an option grant, the grant value is translated into the number of options based on the Black Scholes value on the date of grant (the date of the Committee meeting) and the exercise price of the option is the fair market value of the stock on the date of the Committee meeting.

Annual grants are generally provided during the same month each year, historically in May. Beginning with fiscal year 2008, the timing of the annual grant will be moved to early November. This change will enable the Management team to better differentiate awards based on performance and potential as performance reviews are complete and we are calibrating both individual performance and potential in conjunction with our succession planning activities. In addition, it will stagger award delivery providing increased retention opportunity. Long term incentive grants are never timed to correlate with specific business events.

Executive Benefits

Executives are provided a competitive benefits program that consists of health, life insurance, disability and retirement benefits on the same basis as non-executive employees. Currently, there are no benefit programs or special perquisites set up for the exclusive use of executives.

Impact of Pay on Retirement Benefits

Executives are provided a tax-qualified 401(k) plan in U.S. Base salary and regular annual incentive awards, but not long-term compensation, are treated as eligible pay under the Company 401(k) plan. The Company does not currently maintain any U.S. defined benefit pension or non-qualified plans. Outside the U.S., retirement plans are determined based on local practices in the country of operation.

Severance Benefits

We have employment agreements in place with all executive officers named in the Summary Compensation Table who are currently employed by the Company (with the exception of Mr. Lindop, who was hired in January, 2007), as well as with certain other members of senior management. Executives hired after October 2006 were not provided employment agreements. The agreements are terminable by either the Company of the officer annually. The Agreements also contain a non-compete provision applicable for a period of one year following termination of employment and provisions regarding the preservation of the confidentiality of Company information

Separate agreements exist with all members of senior management regarding a change in control. These agreements are intended to provide executive leadership retention in the event of, or contemplation of, a change in control of the Company. These agreements do not pay out immediately upon a change in control, but instead require a “double trigger,” that is a change in control followed by elimination of the executive’s full time position, coupled with failure to offer to employ the executive in a comparable or better position in the then current location on a full-time basis at comparable or better rate of pay. This double trigger is consistent with the Company’s objective of providing senior management with financial protection in case of loss of employment.

See information elsewhere in this proxy statement under the heading “Potential Payments Upon Termination Or Change In Control” for additional information.

Use of Tally Sheets

The Compensation Committee utilizes tally sheets to gain visibility to all elements of executive compensation packages, including compensation aligned with employment separation and change-in-control.

Impact of Tax and Accounting on Compensation

Deductibility of Compensation

Internal Revenue Code Section 162(m) limits the amount the Company can deduct for non-performance based compensation to $1,000,000 for those named executive officers listed in the Summary Compensation Table. In FY07, all compensation paid to such officers was fully deductible. Although the Company has not adopted a formal policy, it is the Compensation Committee’s intent to compensate the executive team with payments that are deductible under the Internal Revenue Code.

Stock Option Expensing

The Company began expensing stock options under SFAS123R beginning in April 2006. In determining the appropriate FY07 long term incentive grant levels the Company sought to balance our long-term incentive goals with the need to reduce dilution and manage stock compensation expense. To strike this balance we analyze our stock compensation expense impact on earnings as a percentage of revenue, basic EPS and diluted EPS which is currently aligned with the market. The FY08 grant design will result in lower dilution levels and work to reduce stock compensation expense over time.

Recapture Provision

To further align the executive compensation program with the interests of shareholders and our culture of ethical behavior, the Committee approved a recapture provision for the fiscal year 2008 short-term incentive plan. Under this provision, if the Company is required to make an accounting restatement due to a material non-compliance with any financial reporting requirement under the securities laws as a result of misconduct, executives would be required to return any bonus payment to the extent permitted by governing law, to the degree that such payment was based on the achievement of the financial results which were adjusted in this restatement. This same treatment may be extended to non-executive participants, where applicable and to any employee whose actions violate the Haemonetics Code of Business Conduct.

Report of the Compensation Committee

The Compensation Committee of the Board of Directors of Haemonetics Corporation has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management and, based on such review and discussions, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 for filing with the SEC.

THE COMPENSATION COMMITTEE
Pedro P. Granadillo, Chairman
Susan Bartlett Foote
Richard J. Meelia

EXECUTIVE COMPENSATION

The following table summarizes the compensation of the Named Executive Officers for the fiscal year end March 31, 2007. The Named Executive Officers are the Company’s Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers ranked by their total compensation in the table below, as well as the former Chief Financial Officer (who retired in 2007).

Summary Compensation Table for Fiscal Year End March 31, 2007

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Current
Brad Nutter	2007	$ 518,077	$ —	$ 3,902,020	$ 2,294	$ 4,422,391
President and Chief Executive Officer
Christopher Lindop	2007	$ 87,365	$ 300,000	$ 1,018,632	$ 287	$ 1,406,284
Vice President, Finance and Chief Financial Officer
Peter M Allen	2007	$ 376,019	$ —	$ 324,726	$ 15,991	$ 716,736
President, Donor Division
Robert B Ebbeling	2007	$ 376,334	$ 200,000	$ 324,726	$ 8,546	$ 909,606
Vice President of Operations
Brian P Concannon	2007	$ 382,854	$ 200,000	$ 324,726	$ 19,263	$ 926,843
President, Global Market
Retired
Ronald J Ryan	2007	$ 288,485	$ 128,833	$ —	$ 75,053	$ 492,372
Retired Chief Financial Officer

(1)          In fiscal 2007, in recognition of past performance, and the importance of their new roles to the Company’s future strategy, the Conpensation Committee approved long term cash bonuses of $200,000 each for both Bob Ebbeling, Vice President Operations and Brian Concannon, President Patient Division and Regional Markets. The award will be payable on May 5, 2009 to Mr.Ebbeling and Mr. Concannon provided that he remains employed as of such date. Mr. Ryan’s bonus was based on the achievement of individual performance targets and was paid on a pro-rata basis for the percentage of the year worked by him. He retired January 31, 2007. Mr. Lindop, received a sign on bonus.

(2)          Represents the compensation costs of stock options for financial reporting purposes for the year under FAS 123R, rather than an amount paid to or realized by the Names Executive Officer. See Footnote 11 “Capital Stock”  to the Company’s consolidated financial statements set forth in the 10-K for the assumptions made in determining FAS 123R values.

(3)          Includes a matching company contribution for participation in the Company’s 401(k) plan. For Mr Allen and Mr Concannon includes the cost of participating in an annual incentive trip which they attended. For Mr Nutter includes the cost of his spouse’s participation in a meeting of the Company’s Board of Directors to which spouses were invited. For Mr Ryan includes payments made in connection with his separation from the Company.

Grants of Plan-Based Awards Table for Fiscal Year End March 31, 2007

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Option (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Closing Market	Grant Date Fair Value of Options
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	(2)	(3)	Price	(4)
(a)	(b)	(c)	(d)	(e)	(i)	(j)	(k)	(l)
Brad Nutter	5/5/2006	$ 410,800	$ 520,000	$ 702,000	200,000	$ 52.760000	$ 53.010000	$ 3,800,000.000000
Christopher Lindop	1/25/2007	$ 34,218	$ 43,313	$ 58,474	58,377	$ 48.090000	$ 48.390000	$ 1,109,163.000000
Peter M Allen	5/5/2006	$ 133,984	$ 169,600	$ 228,960	16,644	$ 52.760000	$ 53.010000	$ 316,236.000000
Robert B Ebbeling	5/5/2006	$ 136,591	$ 172,900	$ 233,415	16,644	$ 52.760000	$ 53.010000	$ 316,236.000000
Brian P Concannon	5/5/2006	$ 136,591	$ 172,900	$ 233,415	16,644	$ 52.760000	$ 53.010000	$ 316,236.000000
Retired
Ronald J Ryan	5/5/2006	$ —	$ —	$ —	—	$ —	$ —	$ —

(1)                 These columns show the potential value of the payout for each named executive under the 2007 Bonus Plan if the threshold, target or maximum goals are satisfied for all performance measures. The potenial payouts are performance-driven and therefore completely at risk. For all executives, 70% of their stated potential cash bonus was solely dependent upon the achievement of the stated corporate financial performance targets for revenue and operating income for the fiscal year, and 30% was dependent upon the achievement of their individual performance objectives.

(2)                 Grant vest in annual increments of 25 % beginning on the first anniversary of the date of grant

(3)                 The exercise price of all the options granted equals the average of high and low of Haemonetics Common Stock on the grant date, so the exercise price of the stock option maybe higher or lower than the closing price of haemonetics Common Stock on the grant date.

(4)                 Represents the compensation costs of stock options for financial reporting purposes for the year under FAS 123R, rather than an amount paid to or realized by the Names Executive Officer. See Footnote 11 “Capital Stock”  to the Company’s consolidated financial statements set forth in the 10-K for the assumptions made in determining FAS 123R values.

Outstanding Equity Awards for Fiscal Year End March 31, 2007

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(d)	(e)
Brad Nutter	—	200,000	$ 52.760000	05/05/13
	50,000	150,000	$ 41.150000	07/27/12
	50,000	50,000	$ 26.105000	05/05/14
	300,000	—	$ 21.910000	03/31/13
	400,000	400,000
Christopher Lindop	—	58,377	$ 48.090000	01/25/14
	—	58,377
Peter M Allen	75,000	25,000	$ 21.460000	09/03/13
	7,500	7,500	$ 26.105000	05/05/14
	4,750	14,250	$ 41.150000	07/27/12
	—	16,644	$ 52.760000	05/05/13
	87,250	63,394
Robert B Ebbeling	7,500	7,500	$ 26.105000	05/05/14
	—	16,644	$ 52.760000	05/05/13
	4,750	14,250	$ 41.150000	07/27/12
	22,000	—	$ 31.660000	04/29/12
	10,500	—	$ 15.406300	04/01/09
	13,894	—	$ 22.906300	05/01/10
	6,033	—	$ 22.906300	05/01/10
	10,000	—	$ 33.150000	04/30/11
	18,904	—	$ 15.875000	05/03/09
	93,581	38,394
Brian P Concannon	—	16,644	$ 52.760000	05/05/13
	4,750	14,250	$ 41.150000	07/27/12
	7,500	7,500	$ 26.105000	05/05/14
	75,000	25,000	$ 22.635000	09/15/13
	87,250	63,394
Ronald J Ryan(2)	4,250	0	$ 41.150000	01/31/09
	4,250	—

(1)          Options granted vest and become exercisable in annual increments of 25 % beginning on the first anniversary of the date of grant and expire on the date shown.

(2)          Due to Mr. Ryan’s retirement, his remaining exercisable options will expire (2) two years from date of retirement.

Option Exercises and Stock Vested for Fiscal Year End March 31, 2007

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
(a)	(b)	(c)
Brad Nutter
Christopher Lindop
Peter M Allen
Robert B Ebbeling	12,300	$ 369,198
Brian P Concannon
Ronald J Ryan	206,202	$ 5,275,999

(1)          Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

Potential Payments upon Termination or Change in Control

The following table describes the potential payments and benefits under the Company’s arrangements to which the named executive officers would be entitled upon termination of employment.

The change in control agreements provide that the executive shall be entitled to lump sum payments of 2.0 times the executive’s current base salary and target bonus (2.99 times current base salary and target bonus for Mr. Nutter) if their employment is terminated after a change in control. In addition, in the event that their employment is terminated in connection with a change in control, the executives are entitled to an acceleration of nonvested stock options, certain employee benefits during the one-year period commencing on the date such termination occurs, and a payment covering the excise tax imposed on change in control payments after the payment of applicable income taxes by the executive. For purposes of the agreements, a “change in control” shall be deemed to have occurred when any person becomes the beneficial owner, directly or indirectly, of more than 50% of the combined voting power of the Company’s outstanding stock or the stockholders of the Company approve a merger or consolidation of the Company with another corporation or a plan of liquidation, or an agreement for the sale of disposition of substantially all of the Company’s assets.

In the event of termination of their employment under circumstances not involving a change in control, including termination of their employment by the Company without cause or a material diminution of their responsibilities, the agreements provide that the executive shall receive a severance payment equal to their annual base salary as well as certain employee benefits during the one-year period following such termination.

Severance Benefits in Connection with Not for Cause Termination* Pursuant to Employment Agreements	Severance Benefits in Connection with a Change-in-Control
Annual Base	2.0x annual base; 2.99x annual base for CEO
Target Bonus	2.0x annual target bonus; 2.99x for CEO
Health, Life, Disability, 401(k) benefit continuation for 1 year	Health, Life, Disability, 401(k) benefit continuation for 1 year
Payment covering the excise tax after the payment of applicable income taxes by the executive
Equity vesting acceleration

*                    Applies to termination of employment or material diminution of responsibilities

Termination Circumstances	Cash Severance Payment	Continuation of Benefits	“In the Money”Value of Vested Equity	“In the Money” Value of Unvested Equity	Excise Tax Gross Up	Total Termination Benefits
Mr. Nutter
Voluntary Retirement	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Involuntary Termination—not for cause	$ 520,000	$ 15,014	$ 0	$ 0	$ 0	$ 535,014
Termination after change in control (CIC)	$ 3,109,600	$ 15,014	$ 8,764,250	$ 1,872,250	$ 1,331,613	$ 15,092,727
Mr. Allen
Voluntary Retirement	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Involuntary Termination—not for cause	$ 376,900	$ 15,014	$ 0	$ 0	$ 0	$ 391,914
Termination after change in control (CIC)	$ 1,093,000	$ 21,014	$ 2,078,188	$ 866,887	$ 0	$ 4,059,089
Mr. Ebbeling
Voluntary Retirement	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Involuntary Termination—not for cause	$ 384,300	$ 15,014	$ 0	$ 0	$ 0	$ 399,314
Termination after change in control (CIC)	$ 1,114,400	$ 21,014	$ 2,037,321	$ 234,637	$ 0	$ 3,407,372
Mr. Lindop
Voluntary Retirement	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Involuntary Termination—not for cause	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Termination after change in control (CIC)	$ 1,116,500	$ 15,014	$ 0	$ 0	$ 0	$ 1,131,514
Mr. Concannon
Voluntary Retirement	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Involuntary Termination—not for cause	$ 384,300	$ 15,014	$ 0	$ 0	$ 0	$ 399,314
Termination after change in control (CIC)	$ 1,114,400	$ 21,014	$ 1,990,062	$ 837,513	$ 0	$ 3,962,989

Equity Compensation Plans

The following table below sets forth information as of March 31, 2007 with respect to compensation plans under which equity securities of the Company are authorized for issuance.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities available for future issuance under equity compensation plans (excluding securities reflected in columns (a)*
Equity Compensation Plans approved by security holders	4,064,478	$35.30	2,312,643
Equity compensation plans not approved by security holders
Total	4,064,478	$35.30	2,312,643

*                    Includes 66,808 shares available for purchase under the 1998 Employee Stock Purchase Plan in future purchase periods

Directors’ Compensation

Director compensation includes an annual retainer of $24,000, fees for attendance at Committee meetings of $1000 and an annual long-term incentive grant of options for the purchase of 6,000 shares of Common Stock of the Company. In addition, Directors have received an initial equity grant upon joining the Board of options for the purchase of 20,000 shares of Common Stock of the Company. In addition, Committee Chairs are paid an additional retainer as follows: Audit Committee Chair $8,000; Compensation Committee Chair $6,000 and Nominating and Governance Chair $6,000.

The Nominating and Governance Committee is responsible for reviewing and recommending to the full Board any changes to Director Compensation. The Nominating and Governance Committee requests the analysis of competitive compensation for Directors be conducted by the Compensation Committee and its Compensation Consultant. This competitive analysis is performed regularly to determine the appropriate level of compensation for these positions. The most recent competitive analysis was performed in April 2007. There are no individual arrangements in place for specific Directors, with the exception of the Lead Director.

The Company is considering a change in the compensation structure with respect to Directors. However, no change has been implemented at this time.

Actual Director compensation is detailed in the following table.

	Current Compensation
Lead Director annual fee		$34,000
Director’s annual fee		$24,000
Board meeting attendance (per day)	In person	$1,000
	By phone	$500
Number of options granted on initial election to Board		20,000
Number of options granted annually		6,000
Audit Committee Chairman annual fee		$8,000
Audit Committee meeting attendance (per day)	In person	$1,000
	By phone	$300
Compensation Committee Chairman annual fee		$6,000
Compensation Committee meeting daily attendance	In person	$750
	By phone	$300
Nominating Committee Chairman annual fee*		$6,000
Nominating Committee meeting daily attendance	In person	$750
	By phone	$300

*                    No such retainer is payable when the Chairman of the Board serves as Chairman of the Nominating and Governance Committee.

Director Compensation Table for Fiscal Year Ended March 31, 2007

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards($)(2)	All Other Compensation ($)	Total($)
(a)	(b)	(c)	(d)	(e)
Lawrence C Best	$33,400	$117,061		$150,461
Susan Foote	$32,800	$117,061		$149,861
Ronald Gelbman	$47,986	$117,061		$165,047
Pedro P. Grandillo	$38,000	$117,061		$155,061
Mark Kroll	$32,969	$117,061		$150,030
Richard J Meelia	$28,926	$117,061		$145,987
Ronald Merriman	$42,676	$117,061		$159,737
Retired
Ronald A Matricaria	$151,408	$117,061		$268,469

(1)          This column reports the amount of cash compensation earned in fiscal 2007 for Board and committee service.

(2)          In FY 2007 each non-employee director received an award of 6,000 options to purchase common stock with a grant date fair value of $117,061. The options were fully vested on the date of grant. The aggregate total stock option awards outstanding are shown below:

Name	Grant Date	Expiration Date	Exercise Price	Outstanding Stock Options (Exercisable)
Lawrence C Best	8/22/2003	8/22/2013	$20.47	20,000
	5/5/2004	5/5/2004	$26.11	6,000
	9/2/2005	9/2/2012	$44.74	6,000
	5/5/2006	5/5/2013	$52.76	6,000
Susan Foote	8/18/2004	8/18/2014	$29.90	20,000
	9/5/2005	5/5/2012	$44.74	6,000
	5/5/2006	5/5/2013	$52.76	6,000
Ronald Gelbman	1/25/2000	1/25/2010	$27.34	6,000
	5/1/2001	5/1/2011	$32.01	6,000
	5/5/2006	5/5/2013	$52.76	6,000
	9/2/2005	9/2/2012	$44.74	6,000
	5/5/2004	5/5/2014	$26.11	6,000
	4/15/2003	4/15/2013	$22.56	6,000
	4/29/2002	4/29/2012	$31.66	6,000
	5/1/2000	5/1/2010	$22.91	9,000
Pedro P. Granadillo	8/18/2004	8/18/2014	$29.90	20,000
	9/5/2005	5/5/2012	$44.74	6,000
	5/5/2006	5/5/2013	$52.76	6,000
Mark Kroll	1/3/2006	1/3/2013	$48.77	20,000
	5/5/2006	5/5/2013	$52.76	6,000
Richard J. Meelia	7/27/2005	7/27/2012	$41.15	20,000
	5/5/2006	5/5/2013	$52.76	6,000
Ronald Merriman	7/27/2005	7/27/2012	$41.15	20,000
	5/5/2006	5/5/2013	$52.76	6,000
Retired
Ronald A Matricaria(1)(2)	4/1/2003	12/31/2008	$22.27	100,000
	10/22/2002	12/31/2008	$21.03	6,000
	5/5/2004	12/31/2008	$26.11	6,000
	9/2/2005	12/31/2008	$44.74	6,000
	5/5/2006	12/31/2008	$52.76	6,000

(1)          Due to Mr. Matricaria’s retirement, on December 31, 2006, his remaining exercisable options will expire (2) two years from date of retirement.

(2)          Represents options held by the Matricaria Family Foundation which were given to the Foundation by Mr. Matricaria.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended March 31, 2007 the members of the Compensation Committee were, Pedro P. Granadillo, Richard Meelia and Susan Bartlett Foote. No member of the Compensation Committee was an executive officer or employee of the Company or any of its subsidiaries during fiscal year 2007.

ITEM 2—APPROVAL OF 2007 EMPLOYEE STOCK PURCHASE PLAN

There will be presented at the meeting a proposal to approve the Haemonetics 2007 Employee Stock Purchase Plan (the “2007 Plan”) adopted by the Board of Directors on June 12, 2007. The 1998 Employee Stock Purchase Plan, adopted on May 1, 1998, will be terminated effective upon completion of purchases made in the current purchase period which ends on October 31, 2007.

The 2007 Plan is intended to provide a means whereby eligible employees may purchase Common Stock of the Company through payroll deductions, thereby encouraging employee participation in the Company’s economic growth through stock ownership, and aligning employee interests with those of the stockholders of the Company.

Shares of the Company’s authorized but unissued Common Stock may be issued under the 2007 Plan. There are 700,000 shares reserved for purchase under the proposed 2007 Plan. The number of shares issuable under the 2007 Plan is subject to appropriate adjustment in the event of a stock split, a subdivision or consolidation of shares of Common Stock, capital adjustments or payments of stock dividends or distributions or other increases or decreases in the outstanding shares of Common Stock effected without receipt of consideration by the Company.

The Board of Directors recommends that the stockholders approve the 2007 Plan. To approve the 2007 Plan, it is necessary that the votes cast favoring approval exceed the votes cast opposing such approval. Set forth below is a summary of the principal provisions of the 2007 Plan. A copy of the entire 2007 Plan is available from the Secretary of the Company upon request.

Eligibility. All persons employed by the Company or one of its subsidiaries are eligible to participate in the 2007 Plan, except (i) persons whose customary employment is less than twenty hours per week or five months or less per year; and (ii) persons who are deemed for purposes of Section 423(b)(3) of the Code to own stock possessing 5% or more of the total combined voting power or value of all classes of the stock of the Company or a subsidiary.

Administration. The 2007 Plan is administered by the Board of Directors or a Stock Purchase Plan Committee appointed from time to time by the Board of Directors. All members of the Committee serve at the discretion of the Board. The Board of Directors or the Committee, if one has been appointed, is vested with fully authority to make, administer and interpret such equitable rules and regulations regarding the 2007 Plan as it may deem advisable. Determinations by the Board of Directors, or the Committee, as to the interpretation and operation of the 2007 Plan are final and conclusive.

Operation of the 2007 Plan. There are two “purchase periods” in each full calendar year during which the 2007 Plan is in effect, one commencing on November 1 of each calendar year and continuing through April 30 of such calendar year and the second commencing on May 1 of each calendar year and continuing through October 31 of such calendar year. Eligible employees may elect to become Participants in the 2007 Plan for a purchase period by completing a Stock Purchase Agreement prior to the first day of the purchase period for which the election is made. The election to participate is effective until it is revoked. There is no limit on the number of purchase periods for which an eligible employee may elect to become a participant in the 2007 Plan. In the Stock Purchase Agreement, the participating employee authorizes regular payroll deductions amounting to such full percentage of the Participant’s basic compensation as the Participant shall designate. Such payroll deduction cannot amount to less than 2% nor more than 15% of the Participant’s basic compensation.

All sums deducted from the basic compensation of Participants are credited to a stock purchase account established for each Participant on the books of the Company, but prior to use of such funds for the purchase of shares of the Company’s Common Stock in accordance with the 2007 Plan, the Company may use such funds for any valid corporate purpose. The Company is under no obligation to pay interest on funds credited to a Participant’s stock purchase account in any event. The purchase price of shares of the Company’s stock under the 2007 Plan is the lower of (i) 85% of the fair market value of a share of Common Stock for the first business day of the relevant purchase period or (ii) 85% of such value on the relevant exercise date. The fair market value on a given day is the closing price of a share of Common Stock of the Company on the New York Stock Exchange. Each participating employee receives a right to purchase shares (the “right”), effective on the first day of the purchase period to purchase shares of Company stock on the exercise date, which is the last business day of the purchase period. The number of shares which a Participant may purchase under the option is the quotient of the aggregate payroll deductions in the purchase period authorized by each participant divided by the purchase price, but in no event greater than 800 shares per right. No employee can be granted a right under the 2007 Plan which permits the purchase of shares under the 2007 Plan and any other Code Section 423(b) employee stock purchase plan of the Company or any parent or subsidiary to accrue at a rate which exceeds in any one calendar year $25,000 of the fair market value of the Common Stock as of the date the right to purchase is granted. The 2007 Plan defines Basic Compensation as the regular rate of salary or wages in effect immediately prior to a purchase period, including sales commissions, before any deductions or withholdings, but excluding overtime, bonuses and amounts paid in reimbursement for expenses.

Each participating employee automatically is deemed to have exercised his or her right on the exercise date of the purchase period in which he or she is participating, to the extent that the balance in the Participant’s account under the 2007 Plan is sufficient to purchase, at the purchase price in effect for the purchase period, whole shares of the Company’s stock subject to his or her right. Any balance remaining in the Participant’s account is carried forward and credited for use in the next purchase period; but if the Participant chooses not to participate in the next purchase period, such balance is refunded to him or her in cash. A Participant has a right to cancel participation in the 2007 Plan for a purchase period by delivering a notice of cancellation to the Company not later than ten days before the exercise date for such purchase period. In the event of such cancellation, the Participant receives in cash the amount credited to his or her account. Any Participant who so withdraws from the 2007 Plan may again become a participant at the start of the next purchase period.

Upon dissolution or liquidation of the Company or a merger or a consolidation in which the Company is not the surviving entity, every right outstanding under the 2007 Plan shall terminate and each Participant would be refunded the sums then in his or her account.

Upon the Participant’s death or other termination of employment, his or her participation in the 2007 Plan ceases and the entire balance credited to his or her account under the 2007 Plan is automatically refunded to him or her or (in the event of death) to the Participant’s designated beneficiary, if any, under a group insurance plan of the Company covering the Participant, or otherwise to his or her estate. Employment is treated as continuing intact while a Participant is on military leave, sick leave or other bona fide leave of absence, for up to 90 days or so long as the Participant’s right to re-employment is guaranteed, either by statute or contract if longer than 90 days.

The right to purchase shares of Common Stock under the 2007 Plan is exercisable only by the Participant during his or her lifetime and is not transferable. The receipt of a right under the 2007 Plan does not imply any right to continued employment with the Company for any Participant.

Termination and Amendment. The last purchase period under the 2007 Plan ends on October 31, 2017, provided, however, that the Board of Directors has the right to terminate the 2007 Plan at any time. In the event of the expiration of the 2007 Plan or its termination, all rights then outstanding under the 2007 Plan shall automatically be canceled and the entire amount credited to the account of each Participant thereunder shall be refunded to each such Participant. In addition, the Board of Directors may amend the 2007 Plan at any time without the consent of the Participant, but no such amendment shall adversely affect rights previously granted under the 2007 Plan and no such amendment (without the approval of the Company’s stockholders) may: (a) increase the total number of shares of Common Stock which may be purchased by all Participants or (b) change the class of employees eligible to receive rights under the 2007 Plan.

Tax Consequences. Under the Internal Revenue Code, an employee incurs no tax liability on the grant of an option to purchase shares under the 2007 Plan nor on the acquisition of the shares upon automatic exercise of the option.

An employee will obtain favorable tax treatment on the disposition of shares acquired under the 2007 Plan if the shares are held by the employee for at least two years from the first day of the period in which the shares are purchased (the “Purchase Period”). Dispositions of the shares after the expiration of the two year period are called “qualifying dispositions.” Upon a qualifying disposition, if the amount realized is greater than the purchase price of the shares, there shall be included in the employee’s gross income as compensation taxable at ordinary income rates (and not as capital gain) the lesser of (1) fifteen percent (15%) of the fair market value of the shares on the first day of the Purchase Period or (2) the amount by which the fair market value of the shares at the time of disposition exceeded eighty-five percent (85%) of the fair market value of the shares on the first day of the Purchase Period. The basis of the employee’s shares, which is initially equal to the actual purchase price, is increased by an amount equal to the amount includable as compensation in his gross income. The excess of the amount realized over the employee’s increased basis is long-term capital gain.

Upon a qualifying disposition, if the amount realized is less than the purchase price, the employee recognizes no ordinary income and will have a long-term capital loss equal to the difference between the amount realized and the purchase price.

If an employee sells the shares before the expiration of the required holding period, which is a disqualifying disposition, he or she realizes ordinary income (compensation) in the year of the disposition to the extent of the difference between the purchase price and the fair market value of the shares on the last day of the Purchase Period. The basis of the employee’s shares, which is initially equal to the actual purchase price, is increased by an amount equal to the amount includable as compensation in his or her gross income.

Any amount realized upon such disqualifying disposition in excess of the employee’s increased basis in the shares will be treated as long-term or short-term capital gain, depending upon the holding period of the shares. If the amount realized upon such disqualifying disposition is less than the employee’s increased basis in the shares, the loss will be treated as long-term or short-term capital loss, depending upon the holding period of the shares.

No deduction will be allowed to the Company for federal income tax purposes at the time of the grant or exercise of an option under the 2007 Plan. At the time of disqualifying disposition by an employee, the Company will be entitled to a deduction for the amount taxable to the employee as ordinary income. The Company is not entitled to a deduction for the ordinary income realized by an employee upon a qualifying disposition.

ITEM 3—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that the stockholders ratify the selection of Ernst & Young LLP, (“E&Y”) as independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending March 29, 2008.

Representatives of E&Y are expected to be present at the annual meeting, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit Committee Report(1)

Audit Committee Financial Expert

The Board has determined that all audit committee members are financially literate under the current listing standards of the New York Stock Exchange. The Board also determined that Mr. Lawrence Best qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Audit Committee Report

The Audit Committee is comprised of three or more directors, who meet the applicable independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission, as determined by the Board, and operates under a written charter adopted by the Board.

The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and to report the results of their activities to the Board regularly. While the Committee has the responsibilities and powers set forth in its Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of the Company’s consolidated financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and for reviewing the Company’s unaudited interim consolidated financial statements. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent registered public accounting firm, internal auditors and management of the Company. The Audit Committee is also directly responsible for the appointment and termination (subject to stockholder ratification) and the compensation of the independent registered public accounting firm.

In this context, the Audit Committee reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended March 31, 2007 with management and with the Company’s independent registered public accounting firm. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions about the Company’s audited consolidated financial statements included the independent registered public accounting firm’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in its financial statements. The Committee also discussed with the independent registered public accounting firm other matters required by the Statement on Auditing Standards (“SAS”) No. 61, “Communication with Audit Committees,” as amended, as adopted by the Public Accounting Oversight Board in Rule 3200T.

The Company’s independent registered public accounting firm provided to the Committee written disclosures required by the Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees”, as adopted by the Public Company Accounting Oversight Board in Rule 3600T. The Committee discussed with the independent registered public accounting firm their independence from both management and the Company, and considered the compatibility of non-audit services with the

(1)          The material in this report is not “soliciting material,” is not deemed filed with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

independent registered public accounting firm’s independence. The Audit Committee’s policy is to pre-approve all audit and permissible non audit services provided by the independent registered public accounting firm. All audit and non audit services performed by the independent registered public accounting firm during this year ended March 31, 2007 were pre-approved in accordance with this policy.

Fees paid to the Company’s independent registered public accounting firm for fiscal 2007 and 2006 were comprised of the following:

	FY 2007	FY 2006
Audit Fees	$976,000	$1,060,500
Audit—Related Fees	$90,700	$72,000
Tax Fees	$276,600	$364,500
All Other Fees	$0	$0
Total	$1,343,300	$1,497,000

Audit fees consist of fees billed for the annual audit on consolidated financial statements and the audit services, including provision of consent and review of documentation filed with the SEC. Audit related fees consist of fees for consultation on accounting matters, advice in connection with management’s assessment of internal controls over financial reporting and the audit of the employee benefit plan. Tax fees include all fees paid for tax compliance, reporting, and planning.

Based on the Committee’s discussion with management and the independent registered public accounting firm, and the Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Committee, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
Ronald L. Merriman, Chairman
Lawrence C. Best
Ronald G. Gelbman

Additional Information

Stockholder Proposals

Any proposal submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 for inclusion in the Company’s Proxy Statement and form of proxy relating to the 2008 Annual Meeting of Stockholders must be received at the Company’s principal executive offices in Braintree, Massachusetts on or before February 21, 2008. Any notice of a proposal submitted outside the processes of Rule 14a-8 which a stockholder intends to bring before the Company’s 2008 Annual Meeting of Stockholders will be untimely under the By-Laws of the Company unless notice thereof is given by the stockholder to the Secretary of the Company not later than May 5, 2008, nor earlier than April 3, 2008.

In accordance with the provisions of Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, if the Company does not receive notice of a stockholder proposal to be raised at its 2008 Annual Meeting on or before May 6, 2008, then in such event, the management proxies shall be allowed to use their discretionary voting authority when the proposal is raised at the 2008 Annual Meeting.

Other Matters

Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed herein. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

Voting Proxies

The Board of Directors recommends an affirmative vote on all proposals specified. Proxies will be voted as specified. If signed proxies are returned without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the Board of Directors’ recommendations.

By Order of the Board of Directors

Alicia R. Lopez Secretary

Braintree, Massachusetts
June 20, 2007

Exhibit A

Haemonetics Corporation

2007 Employee Stock Purchase Plan

1.             Purpose

It is the purpose of this 2007 Employee Stock Purchase Plan to provide a means whereby eligible employees may purchase Common Stock of Haemonetics Corporation (the “Company”) through payroll deductions.  It is intended to provide a further incentive for employees to promote the best interests of the Company and to encourage stock ownership by employees in order that they may participate in the Company’s economic growth.

It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code and the provisions of this Plan shall be construed in a manner consistent with the Code.

2.             Definitions

The following words or terms, when used herein, shall have the following respective meanings:

(a)           “Plan” shall mean the 2007 Employee Stock Purchase Plan.

(b)           “Company” shall mean Haemonetics Corporation, a Massachusetts corporation.

(c)           “Account” means the Employee Stock Purchase Account established for a Participant under Section 7 hereunder.

(d)           “Basic Compensation” shall mean the regular rate of salary or wages in effect immediately prior to a Purchase Period, including sales commissions, before any deductions or withholdings, but shall exclude overtime, bonuses and amounts paid in reimbursement for expenses.

(e)           “Board of Directors” shall mean the Board of Directors of Haemonetics Corporation.

(f)            “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)           “Committee” shall mean the Stock Purchase Plan Committee appointed and acting in accordance with the terms of the Plan.

(h)           “Common Stock” shall mean shares of the Company’s common stock with a par value of $.01 per share.

(i)            “Effective Date” shall mean November 1, 2007.

(j)            “Eligible Employees shall mean all persons employed by the Company or one of its subsidiaries as defined in Section 424 of the Code, but excluding:

(1)           Persons whose customary employment is less than twenty hours per week or five months or less per year; and

(2)           Persons who are deemed for purposes of Section

423(b)(3) of the Code to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, its parent or a subsidiary.

For purposes of the Plan, employment will be treated as continuing intact while a Participant is on military leave, sick leave, or other bona fide leave of absence, for up to 90 days or so long as the Participant’s right to re-employment is guaranteed either by statute or by contract, if longer than 90 days.

(k)           “Exercise Date” shall mean the last day of a Purchase Period; provided, however, that if such date is not a business day, “Exercise Date” shall mean the immediately preceding business day.

(l)            “Participant” shall mean an Eligible Employee who elects to participate in the Plan under Section 6 hereunder.

(m)          Except as provided below, there shall be two “Purchase Periods” in each full calendar year during which the Plan is in effect, one commencing on November 1st of each calendar year and continuing through April 30 of such calendar year, and the second commencing on May 1st of each calendar year and continuing through October 31st of such calendar year.  The first Purchase Period after adoption of the Plan shall commence on November 1, 2007.  The last Purchase Period shall end on October 31, 2017.

(n)           “Purchase Price” shall mean the lower (i) 85% of the fair market value of a share of Common Stock for the first business day of the relevant Purchase Period, or (ii) 85% of such value on the relevant Exercise Date.  If the shares of the Common Stock are listed on any national securities exchange, or traded on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) National Market System, the fair market value per share of Common Stock on a particular day shall be the closing price, if any, on the largest such exchange, or if not traded on an exchange, the NASDAQ National Market System, on such day, and, if there are no sales of the shares of Common Stock on such particular day, the fair market value of a share of Common Stock shall be determined by taking a weighted average of the means between the highest and lowest sales on the nearest date before and the nearest date after the particular day in accordance with Treasury Regulations Section 25.2512-2.  If the shares of Common Stock are not then listed on any such exchange or the NASDAQ National Market System, the fair market value per share of Common Stock on a particular day shall be the mean between the closing “Bid” and the closing “Asked” prices, if any, as reported in the National Daily Quotation Service for such day.  If the fair market value cannot be determined under the preceding sentences, it shall be determined in good faith by the Board of Directors.

3.             Grant of Option to Purchase Shares

Each Eligible Employee shall be granted an option effective on the first day of each Purchase Period to purchase shares of Common Stock.  The term of the option shall be the length of the Purchase Period.  The number of shares subject to each option shall be the quotient of the aggregate payroll deductions in the Purchase Period authorized by each Participant in accordance with Section 6 divided by the Purchase Price, but in no event greater than 800 shares per option.  Notwithstanding the foregoing, (i) no employee shall be granted an option which permits his right to purchase shares under the Plan and under all other Code Section 423(b) employee stock purchase plans of the Company or any parent or subsidiary corporation to accrue at a rate which exceeds in any one calendar year $25,000 of the fair market value of the Common Stock as of the date the option to purchase is granted.

4.             Shares

There shall be [700,000] shares of Common Stock reserved for issuance to and purchase by Participants under the Plan, subject to adjustment as herein provided.  The shares of Common Stock subject to the Plan shall be shares of authorized but unissued Common Stock.  Shares of Common Stock not purchased under an option terminated pursuant to the provisions of the Plan may again be subject to options granted under the Plan.

The aggregate number of shares of Common Stock which may be purchased pursuant to options granted hereunder, the number of shares of Common Stock covered by each outstanding option, the maximum number of shares that may be granted in any Purchase Period and the purchase price for each such option shall by appropriately adjusted for any increase or decrease in the number of outstanding shares of Common Stock resulting from a stock split or other subdivision or consolidation of shares of Common Stock or for other capital adjustments or payments of stock dividends or distributions or other increases or decreases in the outstanding shares of Common Stock effected without receipt of consideration by the Company.

5.             Administration

The Plan shall be administered by the Board of Directors or a Stock Purchase Plan Committee appointed from time to time by the Board of Directors.  All members of the Committee shall serve at the discretion of the Board.  The Board of Directors or the Committee, if one has been appointed, is vested with full authority to make, administer and interpret such equitable rules and regulations regarding the Plan as it may deem advisable.  The Board of Directors’, or the Committee’s, if one has been appointed, determinations as to the interpretation and operation of the Plan shall be final and conclusive. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under the Plan.

6.             Election to Participate

An Eligible Employee may elect to become a Participant in the Plan for a Purchase Period by completing a “Stock Purchase Agreement” form prior to the first day of the Purchase Period for which the election is made.  Such Stock Purchase Agreement shall be in such form as shall be determined by the Board of Directors or the Committee.  The election to participate shall be effective for the Purchase Period for which it is made and shall continue to be in effect for subsequent Purchase Periods unless and until a Participant files a notice of withdrawal under Section 9.  There is no limit on the number of Purchase Periods for which an Eligible Employee may elect to become a Participant in the Plan. In the Stock Purchase Agreement, the Eligible Employee shall authorize regular payroll deductions of any full percentage of his Basic Compensation, but in no event less than two percent nor more than fifteen percent (15%) of his Basic Compensation.  An Eligible Employee may not change his authorization except as otherwise provided in Section 9. Options granted to Eligible Employees who have failed to execute a Stock Purchase Agreement within the time periods prescribed by the Plan will automatically lapse.

7.             Employee Stock Purchase Account

An Employee Stock Purchase Account will be established for each Participant in the Plan for bookkeeping purposes, and payroll deductions made under Section 6 will be credited to such Accounts.  However, prior to the purchase of shares in accordance with Section 8 or withdrawal from or termination of the Plan in accordance with the provisions hereof, the

Company may use for any valid corporate purpose all amounts deducted from a Participant’s wages under the Plan and credited for bookkeeping purposes to his Account.

The Company shall be under no obligation to pay interest on funds credited to a Participant’s Account, whether upon purchase of shares in accordance with Section 8 or upon distribution in the event of withdrawal from or termination of the Plan as herein provided.

8.             Purchase of Shares

Each Eligible Employee who is a Participant in the Plan automatically and without any act on his part will be deemed to have exercised his option on each Exercise Date to the extent that the balance then in his Account under the Plan is sufficient to purchase at the Purchase Price whole shares of the Common Stock subject to his option.  Any balance remaining in the Participant’s Account shall be carried forward and credited for use in the next Purchase Period.  If the Employee chooses not to participate in the next Purchase Period, any balance will be refunded to him in cash.  Notwithstanding the foregoing, any balance remaining in a Participant’s Account at the end of a Purchase Period as a result of aggregate payroll deductions having exceeded the limitations set forth in Section 3 shall be refunded to the Participant in cash without interest.

9.             Withdrawal

A Participant who has elected to authorize payroll deductions for the purchase of shares of Common Stock may cancel his election by written notice of cancellation delivered to the office or person designated by the Company to receive Stock Purchase Agreements (“Cancellation”), but any such notice of Cancellation must be so delivered not later that ten (10) days before the relevant Exercise Date.

A Participant will receive in cash, as soon as practicable after delivery of the notice of Cancellation, the amount credited to his Account.  Any Participant who so withdraws from the Plan may again become a Participant at the start of the next Purchase Period in accordance with Section 6.

Upon dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving entity every option outstanding hereunder shall terminate, in which event each Participant shall be refunded the amount of cash then in his Account.

10.           Issuance of Stock Certificates

The shares of Common Stock purchased by a Participant shall, for all purposes, be deemed to have been issued and sold at the close of business on the Exercise Date. Prior to that date none of the rights or privileges of a stockholder of the Company, including the right to vote or receive dividends, shall exist with respect to such shares.

Within a reasonable time after the Exercise Date, the Company shall issue and deliver a certificate for the number of shares of Common Stock purchased by a Participant for the Purchase Period, which certificate shall be registered either in the Participant’s name, jointly in the names of the Participant and his spouse, or in the name of the Participant or his spouse as guardian for their children, as the Participant shall designate in his Stock Purchase Agreement. Such designation may be changed at any time by filing notice thereof with the party designated by the Company to receive such notices.

11.           Termination of Employment

(a)  Upon a Participant’s termination of employment for any reason, other than death, no payroll deduction may be made from any compensation due him and the entire balance credited to his Account shall be automatically       refunded.

(b)  Upon the death of a Participant, no payroll deduction shall be made from any compensation due him at time of death, and the entire balance in the deceased Participant’s Account shall be paid in cash to the Participant’s designated beneficiary, if any, under a group insurance plan of the Company covering such employee, or otherwise to his estate.

12.           Rights not Transferable

The right to purchase shares of Common Stock under this Plan is exercisable only by the Participant during his lifetime and is not transferable by him.  If a Participant attempts to transfer his right to purchase shares under the Plan, he shall be deemed to have requested withdrawal from the Plan and the provisions of Section 9 hereof shall apply with respect to such Participant.

13.           No Guarantee of Continued Employment

Granting of an option under this Plan shall imply no right of continued employment with the Company for any Eligible Employee.

14.           Notice

Any notice which an Eligible Employee or Participant files pursuant to this Plan shall be in writing and shall be delivered personally or by mail addressed to Haemonetics Corporation, 400 Wood Road, Braintree, Massachusetts 02184 Attn:  Alicia R. Lopez, General Counsel.  Any notice to a Participant or an Eligible Employee shall be conspicuously posted in the Company’s principal office or shall be mailed addressed to the Participant or Eligible Employee at the address designated in the Stock Purchase Agreement or in a subsequent writing.

15.           Application of Funds

All funds deducted from a Participant’s wages in payment for shares purchased or to be purchased under this Plan may be used for any valid corporate purpose provided that the Participant’s Account shall be credited with the amount of all payroll deductions as provided in Section 7.

16.           Government Approvals or Consents

This Plan and any offering and sales to Eligible Employees under it are subject to any governmental approvals or consents that may be or become applicable in connection therewith. Subject to the provisions of Section 17, the Board of Directors of the Company may make such changes in the Plan and include such terms in any offering under this Plan as may be necessary or desirable, in the opinion of counsel, to comply with the rules or regulations of any governmental authority, or to be eligible for tax benefits under the Code or the laws of any state.

17.           Amendment of the Plan

The Board of Directors may, without the consent of the Participants, amend the Plan at any time, provided that no such action shall adversely affect options theretofore granted hereunder, and provided that no such action by the Board of Directors without approval of the Company’s stockholders may: (a) increase the total number of shares of Common Stock which may be purchased by all Participants; or (b) change the class of employees eligible to receive options under the Plan.

For purposes of this Section 17, termination of the Plan by the Board of Directors pursuant to Section 18 shall not be deemed to be an action which adversely affects options theretofore granted hereunder.

18.           Term of the Plan

The Plan shall become effective on the Effective Date, provided that it has been approved by the stockholders of the Company.  The Plan shall continue in effect through October 31, 2017, provided, however, that the Board of Directors shall have the right to terminate the Plan at any time.  In the event of the expiration of the Plan or its termination, all options then outstanding under the Plan shall automatically be cancelled and the entire amount credited to the Account of each Participant hereunder shall be refunded to each such Participant.

19.           Withholding of Additional Income Taxes

By electing to participate in the Plan, each Participant acknowledges that the Company is required to withhold taxes with respect to the amounts deducted from the Participant’s compensation and accumulated for the benefit of the Participant under the Plan and each Participant agrees that the Company may deduct additional amounts from the Participant’s compensation, when amounts are added to the Participant’s account, used to purchase Common Stock or refunded, in order to satisfy such withholding obligation.  Each Participant further acknowledges that when Common Stock is purchased under the Plan, the Company may be required to withhold taxes with respect to all or a portion of the difference between the fair market value of the Common Stock purchased and its purchase price, and each Participant agrees that such taxes may be withheld from compensation otherwise payable to such Participant.  It is intended that tax withholding will be accomplished in such a manner that the full amount of payroll deductions elected by the Participant under Section 6 will be used to purchase Common Stock.  However, if amounts sufficient to satisfy applicable tax withholding obligations have not been withheld from compensation otherwise payable to any Participant, then, notwithstanding any other provisions of the Plan, the Company may withhold such taxes from the Paricipant’s accumulated payroll deductions and apply the net amount to the purchase of Common Stock, unless the Participant pays to the Company, prior to the exercise date, an amount sufficient to satisfy such withholding obligations. Each Participant further acknowledges that the Company may be required to withhold taxes in connection with the disposition of stock acquired under the Plan and agrees that the Company may take whatever action it considers appropriate to satisfy such withholding requirements, including deducting from compensation otherwise payable to such Participant an amount sufficient to satisfy such withholding requirements or conditioning any disposition of Common Stock by the Participant upon the payment to the Company of an amount sufficient to satisfy such withholding requirements.

20.           General

Whenever the context of this Plan permits, the masculine gender shall include the feminine and neuter genders.

REVOCABLE PROXY
HAEMONETICS CORPORATION

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE
		1.	ELECTION OF DIRECTORS:	For	With-hold	For All Except
ANNUAL MEETING OF STOCKHOLDERS AUGUST 1, 2007			Susan Bartlett Foote Pedro P. Granadillo Mark W. Kroll, Ph.D.	☐	☐	☐

The undersigned hereby appoints Ronald G. Gelbman and Brad Nutter, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of Haemonetics Corporation to be held Wednesday,

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
August 1, 2007 at Haemonetics Corporate Headquarters, 400 Wood Road, Braintree, Massachusetts and at any adjournment or adjournments thereof, to vote in the
name and place of the undersigned with all the power which the undersigned would				For	Against	Abstain
possess if personally present, all of the stock of Haemonetics Corporation standing in the name of the undersigned, upon such business as may properly come before the meeting, including the following as set forth hereon.		2.	To consider and act upon a proposal to adopt the Haemonetics Corporation’s 2007 Employee Stock Purchase Plan (the “2007 Plan”).	☐	☐	☐
				For	Against	Abstain
		3.	To ratify the selection of Ernst & Young LLP as independent registered public accountants for the current fiscal year.	☐	☐	☐

		4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. ANY PROXY HERETOFORE GIVEN BY THE UNDERSIGNED WITH RESPECT TO SUCH STOCK IS HEREBY REVOKED. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS SET FORTH IN THE PROXY STATEMENT AND FOR ITEMS 2 AND 3.

Materials Election
Please be sure to sign and date this Proxy in the box below.	Date	As of July 1, 2007 SEC rules permit companies to send you a Notice indicating that their proxy materials are the box to the				☐

available on the Internet and how you can request a mailed copy. Check right if you want to receive future proxy materials by mail at no cost to you. Even if you do not check the box, you will still have the right to request a free set of proxy materials upon receipt of a Notice.

Stockholder sign above Co-holder (if any) sign above

é Detach above card, sign, date and mail in postage paid envelope provided. é

HAEMONETICS CORPORATION

      Please sign exactly as your name(s) appear(s) on the Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE DATE AND SIGN THIS PROXY IN THE SPACE PROVIDED ABOVE AND RETURN IT IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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